Exhibit 10.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of July 31, 2009 (this “Supplemental Indenture”) is entered into by and between Deerfield Capital LLC, a Delaware limited liability company (formerly Deerfield Triarc Capital LLC) (the “Company”), and The Bank of New York Mellon Trust Company, National Association, a national banking association (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).

Reference is made to the Junior Subordinated Indenture dated as of September 29, 2005 (the “Original Indenture”) by and between the Company and the Trustee, the Supplemental Indenture dated May 6, 2008 between the parties hereto (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated September 26, 2008 between the parties hereto (the “Second Supplmental Indenture” and together with the Original Indenture and the First Supplemental Indenture, the “Indenture”). Capitalized terms used herein and not defined herein shall have the meanings given to such terms under the Indenture.

WHEREAS, the holders will be entering into similar supplemental indentures in relation to the Junior Subordinated Indenture dated as of August 2, 2006 and October 27, 2006 (such supplemental indentures being the “Related Supplemental Indentures”);

WHEREAS, the Holders of the Preferred Securities desire to amend the Indenture to amend certain covenants;

WHEREAS, the Company desires to amend Article V of the Indenture to include certain additional events of default; and

WHEREAS, the Company desires to amend Article X of the Indenture to include certain additional covenants.

NOW, THEREFORE, in consideration of the foregoing, the Trustee and the Company are entering into this Supplemental Indenture pursuant to Section 9.2 of the Indenture as follows:

ARTICLE I
AMENDMENTS TO INDENTURE

Section 1.01 Section 1.1 of the Indenture is amended by inserting, in the appropriate alphabetical order, the following:

“Attributable Indebtedness” means, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Guarantor’s or its Subsidiary’s, as applicable, then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued hereafter.

“Cash” means Money or a credit balance in a Deposit Account.

“Conflict” or “Conflicting” means, with respect to any Contractual Obligation, Organizational Document, Requirement of Law, Consent or Other Action or any other item, any conflict with, breach of or default under, or any triggering of any remedial rights, benefits, or obligations under or in connection with, the terms of such item.

“Consent(s) and/or Other Action” means any consent, authorization, Judgment, directive, approval, license, certificate, registration, permit, exemption, filing, notice, declaration or other action by, with or to any Person.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Guarantor and its Subsidiaries (including discount amortization on investments, loans and debt issuance) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income of the Guarantor and its Subsidiaries for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Guarantor only if a corresponding amount would be permitted at the date of determination to be distributed to the Guarantor by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organization Documents and all Contractual Obligations and Requirements of Law applicable to such Subsidiary or its equity holders): (a) Consolidated Interest Expense for such period; (b) Consolidated Amortization Expense for such period; (c) Consolidated Depreciation Expense for such period; (d) Consolidated Tax Expense for such period; (e) costs and expenses incurred in connection with any acquisition and other one-time or non-recurring charges; (f) non-cash stock or option based compensation; and (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and (y) subtracting therefrom, only to the extent (and in the same proportion) included in determining such Consolidated Net Income and without duplication the aggregate amount of all non-cash items (other than any pay-in-kind interest, pay-in-kind dividends, capitalized interest and similar non-cash interest and dividends payable on, or in connection with, Financial Assets) increasing Consolidated Net Income, including any non-cash gains on the sale of Investments (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period. It is agreed that a reduction in the carrying value of an asset (whether through write-down or write-off or increase in a loan loss or other valuation reserve) constitutes a non-cash item for purposes of this definition.

“Consolidated Guarantor Debt” means, for the Guarantor and its Subsidiaries, as of any date of determination, the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b), (d), (e) and (f) of the definition of “Indebtedness” and non-contingent obligations of the type specified in clause (c) of such definition, less any such Indebtedness permitted under Section 10.11(a)(ii).

“Consolidated Interest Expense” means for any period, the total consolidated interest expense of the Guarantor and its Subsidiaries for such period with respect to Consolidated Guarantor Debt plus, without duplication: (a) imputed interest on obligations under any Capital Lease and Attributable Indebtedness of the Guarantor and its Subsidiaries for such period; (b) commissions, discounts and other fees and charges owed by the Guarantor or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Guarantor or any of its Subsidiaries for such period; (d) all interest paid or payable with respect to discontinued operations of the Guarantor or any of its Subsidiaries for such period; (e) the interest portion of any deferred payment obligations of the Guarantor or any of its Subsidiaries for such period; and (f) all interest on any Indebtedness of the Guarantor or any of its Subsidiaries of the type described in clause (g) or (h) of the definition of “Indebtedness” for such period.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of any Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Guarantor and its Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of the Guarantor or the Company) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions and (b) the income (or deficit) of, but not any actual cash dividends received from, any Subsidiary of the Guarantor, if a corresponding amount would not be permitted at the date of determination to be distributed to the Guarantor by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all Contractual Obligations (other than under any document in relation to the Seller Notes or the Securities) and Requirements of Law applicable to such Subsidiary or its equity holders) provided further that in calculating Consolidated Net Income of the Guarantor and its Subsidiaries for any period, there shall be included the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any of its Subsidiaries.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Guarantor and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Deerfield Capital Intercompany Notes” means the Revolving Notes issued by the Company, as maker, to the order of (i) DFR Middle Market Sub-1, Inc., a Delaware corporation, (ii) DFR Middle Market Sub-2, Inc., a Delaware corporation, (iii) DFR Middle Market Sub-3, Inc., a Delaware corporation, (iv) DFR Middle Market Sub-4, Inc., a Delaware corporation, and (v) DFR Middle Market Sub-5, Inc., a Delaware corporation, in each case of (i) through and including (v) above, for a principal amount of up to $100,000,000, (y) dated as of January 1, 2008, and (z) without giving effect to any amendment thereof entered into after May 12, 2008.

“Deerfield Special Purpose Entities” means (i) Access Institutional Loan Fund, Bridgeport CLO Ltd., Bridgeport CLO II Ltd., Bryn Mawr II CLO Ltd., Buckingham CDO Ltd., Buckingham CDO II Ltd., Buckingham CDO III Ltd., Burr Ridge CLO Plus Ltd., Deerfield Triarc TRS (Bahamas) Ltd., DFR Middle Market CLO Ltd., DWFC, LLC, Castle Harbor II CLO Ltd., Muirfield Trading LLC, Coltrane CLO P.L.C., Cumberland II CLO Ltd., Forest Creek CLO Ltd., Gillespie CLO PLC, Knollwood CDO Ltd., Knollwood CDO II Ltd., Long Grove CLO Ltd., Market Square CLO Ltd., Marquette Park CLO Ltd., Mid Ocean CBO 2000-1 Ltd., Mid Ocean CBO 2001-1 Ltd., NorthLake CDO I, Limited, Oceanview CBO I, Ltd., Pinetree CDO Ltd., River North CDO Ltd., Rosemont CLO, Ltd., Schiller Park CLO Ltd., Valeo Investment Grade CDO Ltd., Valeo Investment Grade CDO II Ltd., Western Springs CDO Ltd., Credit-Linked Enhanced Asset Repackagings (C.L.E.A.R.) PLC (Aramis), DM Fund LLC, DM Fund Ltd., Deerfield Synthetic Options Fund Ltd., Deerfield Relative Value Fund Ltd., DRV Sunrise Fund I, Ltd., LIBOR Enhanced Arbitrage Portfolio, Ltd., Leap Trading, Ltd., and (ii) any Person in which the Guarantor or any of its Subsidiaries made or maintains an investment permitted under the documents related to the Seller Notes and (x) to which the Guarantor or any of its Subsidiaries provides investment management services or (y) which is directly or indirectly Controlled by the Guarantor.

“Deposit Account” shall have the meaning accorded to such term in the UCC.

“Designated Preferred Stock” means the shares of series A preferred stock of the Guarantor, par value $0.001 per share, having a liquidation preference of $10.00 per share received by the Purchasers and the other sellers in connection with the acquisition by the Guarantor of Deerfield & Co. and any shares of such Series A preferred stock issued as a dividend paid-in-kind thereon, and any security into which such series A preferred stock or any portion thereof is converted, exchanged, reclassified, recapitalized or the like.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to a date that is 181 days after the Maturity Date, (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock referred to in clause (i) above, in each case at any time on or prior to a date that is 181 days after the Maturity Date, (iii) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations and (iv) provides the holders of such Capital Stock with any rights to receive any cash upon the occurrence of a change of control (provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Seller Notes. In no event shall Disqualified Capital Stock include trust preferred securities or any Designated Preferred Stock.

“Fair Market Value” means (i) with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Guarantor and (ii) with respect to any marketable security that cannot be valued in accordance with the preceding clause (i), the closing sale price of such security on the Business Day preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Guarantor.

“Fifth Third Facility” means the Revolving Note, dated February 2, 2006, executed by the Management Company and made payable to the order of Fifth Third Bank, Fifth Third Bancorp, for itself and as agent for any affiliates of Fifth Third Bancorp.

“Financial Assets” means (i) all financial assets (as defined in the UCC) and (ii) Capital Stock in any Deerfield Special Purpose Entity, securities (including equity and debt, and whether or not such securities are themselves backed by mortgages, loans or other Financial Assets), bonds, notes, debentures, loans, derivative instruments, collateralized loan obligations, collateralized debt obligations, “warehouse” loan facilities, loan securitization facilities or any other similar credit facilities or investment vehicles.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantor Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Guarantor Debt to (b) Consolidated EBITDA of the Guarantor and its Subsidiaries for the last four fiscal quarters of the Guarantor ending on, or most recently before, such date.

“Guaranty and Pledge Agreements” means (a) the Series A Guaranty and Pledge Agreement dated as of December 21, 2007 among the parties to the Series A Note Purchase Agreement and (b) the Series B Guaranty and Pledge Agreement dated as of December 21, 2007 among the parties to the Series B Note Purchase Agreement.

“Indebtedness” means, as applied to any Person: (a)(i) all indebtedness for borrowed money, and (ii) all Disqualified Capital Stock; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business); (c) the principal amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments (other than checks in the ordinary course of the business), including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default section thereof are limited to repossession or sale of such Property); (f) all monetary obligations under any Capital Lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (the amount of any such obligation shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of such obligation and (y) the Fair Market Value of the property securing such obligation, unless the maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith); and (h) any direct or indirect liability, contingent or otherwise, with respect to any Indebtedness or other similar obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto (the amount of any such obligation shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such assurance is made and (y) the maximum amount for which such assuring Person may be liable pursuant to the terms of the instrument embodying such assurance, unless such primary obligation and the maximum amount for which such assuring Person may be liable are not stated or determinable, in which case the amount of such obligation shall be such assuring Person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith); provided that Indebtedness shall exclude (i) obligations under repurchase agreements and obligations due to brokers and broker-dealers in the ordinary course of business, (ii) obligations under trust preferred securities or debt securities that are convertible into Qualified Capital Stock of the Guarantor or any of its Subsidiaries.

“Judgment” means any judgment, order, writ, decision, decree, award or injunction of any Governmental Authority.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“License” means any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

“Management Agreement” means the Management Agreement, dated December 21, 2007, between the Guarantor and Deerfield Capital Management LLC.

“Maturity Date” means the fifth anniversary of December 21, 2007.

“Money” shall have the meaning accorded to such term in the UCC.

“Non-Recourse Indebtedness” means Indebtedness incurred by the Guarantor or any of its Subsidiaries with respect to which the applicable creditor has recourse only to (i) a particular asset and not to the general balance sheet of the Guarantor or any of its Subsidiaries or (ii) a Deerfield Special Purpose Entity and, in each case, is not recourse to the general balance sheet of the Guarantor or any of its Subsidiaries other than such Deerfield Special Purpose Entity.

“Note Purchase Agreements” means (a) the Series A Note Purchase Agreement dated as of December 21, 2007 among the Guarantor, Deerfield & Company LLC, Triarc Deerfield Holdings LLC and other purchasers signatory thereto and (b) the Series B Note Purchase Agreement dated as of December 21, 2007 among the Guarantor, Deerfield & Company LLC, Triarc Deerfield Holdings LLC and other purchasers signatory thereto.

“One O’Hare Centre Lease” means the lease dated as of July 1, 2005 between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership, as landlord, and Deerfield & Company LLC, as tenant.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Indentures” means the Junior Subordinated Indenture dated as of August 2, 2006 and the Junior Subordinated Indenture dated as of October 27, 2006, in each case, as amended, supplemented or otherwise modified from time to time.

“Permitted Management Fees” means the management fees and expenses paid under the Management Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Guarantor, the Company or the Management Company issued in exchange for, or the net proceeds of which are used to refinance (including renewals, extensions, refunds or defeasances) Indebtedness permitted by Section 10.11(a); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount plus accrued interest (or accreted value, if applicable) of the Indebtedness so refinanced (plus the amount of reasonable costs and expenses (including any premiums) incurred in connection therewith); (b), other than in the case of Indebtedness permitted by Section 10.11(a)(x), such Permitted Refinancing Indebtedness has a final maturity date not earlier than the earlier of (i) the final maturity date of, at the time of such refinancing, the Indebtedness being refinanced and (ii) a date that is at least 180 days after the Maturity Date; and (c) if the Indebtedness being refinanced is subordinated to the Seller Notes, such Permitted Refinancing Indebtedness has (to the extent the Indebtedness being refinanced originally had a final maturity date later than the final maturity date of the Notes) a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Seller Notes on terms at least as favorable to the holders of the Seller Notes as those contained in the documentation governing the Indebtedness being refinanced.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock and leasehold interests.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Requirement of Law” or “Requirements of Law” means any requirement, direction, policy or procedure of any Law or License, Judgment, or Consent or Other Action.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether direct or indirect, and whether in Cash, securities or other property) with respect to any class of Capital Stock of such Person now or hereafter outstanding, other than a dividend payable to the holders of any class of Capital Stock solely in shares of Capital Stock of such Person, (ii) any payment (whether direct or indirect, and whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, full or partial redemption, full or partial withdrawal, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, (iii) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness of such Person and (iv) any management (or similar) fees payable to an Affiliate of such Person.

“Seller Note Documents” means (a) the Note Purchase Agreements; (b) the Seller Notes; (c) the Guaranty and Pledge Agreements; (d) any other guarantee of the obligations of the issuer of the Seller Notes; (e) collateral assignments for the benefit of the holders of the Seller Notes and the agent therefor; and (f) any Contractual Obligation, filings and recordings executed, delivered or filed, including any amendments, supplements, renewals, extensions or replacements thereof, executed pursuant to or in connection with any of the documents refereed to in clauses (a) through (e) above or any agreements or other documents relating to any Permitted Refinancing Indebtedness thereof.

"Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time as adopted in the State of New York

“Voting Stock” means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

Section 1.02 Section 10.6(d) of the Indenture is deleted in its entirety and replaced with the following:

“(d) Minimum Consolidated Net Worth. Commencing on September 30, 2012 and thereafter until the Securities and all of the other obligations under this Indenture have been paid and satisfied in full, the Company shall maintain a Consolidated Net Worth of not less than Fifty Million Dollars ($50,000,000).”

Section 1.03 Section 10.9(b) is deleted in its entirety and replaced with the following:

(b) The Company shall not, and shall not permit any its Subsidiaries to, directly or indirectly, without the prior written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities, (a) sell, transfer, pledge or issue, in one or more transactions, any direct or indirect beneficial ownership interests in the Management Company which results in (i) any Person, whether directly or indirectly, other than the Guarantor (and/or any Subsidiaries wholly owned, directly or indirectly, by the Guarantor) owning any equity interests in the Management Company or any rights to distributions from the Management Company or (ii) any Person other than the Guarantor (and/or any Subsidiary wholly owned, directly or indirectly, by the Guarantor) having responsibility for the management of the Management Company and the administration of the day-to-day business and affairs of the Management Company or (b) sell, transfer, pledge or assign any material asset of the Management Company; provided, however, that the existing liens under the documents relating to the Seller Notes shall not constitute a breach of this Section 10.9(b).

Section 1.04 A new Section 10.11 to the Indenture is inserted as follows:

“SECTION 10.11 Additional Covenants

The Company agrees as follows:

(a) not to incur, or permit the Guarantor or any of its Subsidiaries or the Management Company to incur, any Indebtedness, except for the following:

(i) Indebtedness pursuant to any documents in relation to the Seller Note Documents;

(ii) (i) Indebtedness incurred in the ordinary course of business and consistent with guidelines established by the Guarantor’s board of directors from time to time under any “warehouse” financing or repurchase obligation and (ii) Non-Recourse Indebtedness incurred in connection with financing of investment positions in Financial Assets;

(iii) Indebtedness under hedging obligations with respect to interest rates or foreign currency exchange rates, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes;

(iv) Indebtedness outstanding as of June 30, 2009 and listed on Schedule B hereto;

(v) Indebtedness owing by the Guarantor or any of its Subsidiaries to the Guarantor or any of its Subsidiaries;

(vi) any Indebtedness arising from Capital Leases and purchase money Indebtedness; provided that such Indebtedness, in the aggregate, shall not exceed $2,500,000 outstanding at any time; provided, further, that the Guarantor, the Company, the Subsidiaries and the Management Company can incur purchase money Indebtedness pursuant to this Section 10.11(a)(vi) within one hundred-eighty (180) days after the acquisition of the property acquired therewith;

(vii) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations, bankers acceptances and similar obligations issued for the account of the Guarantor, the Company, any Subsidiary or the Management Company in the ordinary course of business, including guarantees or obligations of the Guarantor, the Company, any Subsidiary and the Management Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations, bankers acceptances or other similar obligations (in each case other than for an obligation for money borrowed);

(viii) guarantees by the Guarantor, the Company, any Subsidiary or the Management Company in respect of Indebtedness otherwise permitted under this Section 10.11(a);

(ix) any Indebtedness; provided that on the date of incurrence of such Indebtedness and after giving effect thereto (i) no Event of Default shall exist or result therefrom and (ii) the Guarantor Leverage Ratio shall not be more than 2.50:1:00;

(x) Indebtedness not otherwise permitted by the foregoing clauses; provided that the aggregate principal amount of all Indebtedness permitted under this Section 10.11(a)(x) shall not exceed $5,000,000 at any time outstanding;

(xi) unsecured Indebtedness under the Fifth Third Facility, as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced; provided that any such amendment, restatement, supplement or other modification, refinancing or replacement (pursuant to a waiver or otherwise) shall not increase the aggregate principal amount of the commitment under the Fifth Third Facility as of the date hereof;

(xii) any Permitted Refinancing Indebtedness (other than in respect of Indebtedness permitted by Section 10.11(a)(xi);

(xiii) Indebtedness under any of the Deerfield Capital Intercompany Notes;

(xiv) Indebtedness consisting of reimbursement obligations relating to letters of credit issued as security for the performance of tenant’s obligations under the One O’Hare Center Lease; provided that the aggregate principal amount of all Indebtedness permitted under this clause (xiv) shall not exceed $3,000,000 at any time outstanding; and

(xv) any Indebtedness incurred pursuant to or in relation with this Indenture or the Other Indentures to the extent it constitutes Indebtedness;

provided that, if (x) the Guarantor or its Subsidiaries incur any Permitted Refinancing Indebtedness with respect to the refinancing or replacement of the Guarantor’s obligations under any of the Note Purchase Agreements and (y) the agreement governing such Permitted Refinancing Indebtedness shall provide for limitation on Indebtedness that are more restrictive than the limitations on Indebtedness set forth in this Section 10.11(a), then the more restrictive limitations on Indebtedness set forth in such Permitted Refinancing Indebtedness will immediately apply as if set forth in this Section 10.11(a) without any further action by the Guarantor or its Subsidiaries for so long as and to the same extent as such limitations are applicable under such Permitted Refinancing Indebtedness and thereafter only those limitations that are set forth in this Section 10.11(a) as of the date hereof shall apply; and

(b) not to permit the Guarantor, the Company or any of their Subsidiaries to directly or indirectly make any Restricted Payments, provided that: (a) each of the Guarantor, the Company and their Subsidiaries may distribute dividends of Capital Stock (other than Disqualified Capital Stock) in respect of its Capital Stock; (b) each of the Guarantor, the Company and their Subsidiaries may make Restricted Payments to Guarantor, the Company and any of their direct and indirect wholly-owned Subsidiaries; (c) the Guarantor and its Subsidiaries may make Restricted Payments with respect to any Designated Preferred Stock; (d) the Guarantor, the Company and their Subsidiaries may purchase the Guarantor’s, the Company’s or any of their Subsidiary’s common stock or options to purchase common stock from current officers, directors or employees of the Guarantor or any of its Subsidiaries upon the death, disability or termination of employment of such officer, director or employee (at current market value prices to the extent available); (e) the Guarantor may repurchase shares of its common stock; provided that the aggregate amount used for the purposes permitted under this clause (e) shall not exceed $1,000,000 ; (f) each of the Guarantor, the Company and their Subsidiaries may make Restricted Payments to enable the Guarantor to avoid the imposition of any entity level tax on the Guarantor with respect to any taxable period ending on or before December 31, 2007; provided that such Restricted Payments shall be made to the maximum extent possible, from cash on hand and dividends from non-guarantor Subsidiaries; (g) each of the Guarantor, the Company and their Subsidiaries may make Restricted Payments to the Guarantor, the Company and their Subsidiaries to be used by such Person (i) to the extent necessary to pay the Permitted Management Fees and (ii) to the extent necessary for the Guarantor, the Company and their Subsidiaries to pay any taxes which are due an payable by the Guarantor, the Company and their Subsidiaries; provided that in the case of this subclause (ii), such amount shall not exceed the lesser of (x) the amount of such taxes that are due and payable and (y) the amount of taxes that would be due and payable by each Subsidiary making such Restricted Payment if such Subsidiary were the parent of a consolidated group consisting of itself and its Subsidiaries; and (h) the Guarantor may make Restricted Payments to any of its Subsidiaries to be used by such Person to the extent necessary to pay any management or similar fee to any Affiliate; provided that (i) no Event of Default has occurred and is continuing or would occur as a result thereof and (ii) such management or similar fee shall be on fair and reasonable terms that, taken as a whole, are not less favorable to the relevant Subsidiary of the Guarantor, as applicable, as could be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate of the Guarantor; provided that this Section 10.11(b) shall not apply to any Deerfield Special Purpose Entity to the extent and so long as compliance by such Person with, or such Person’s agreement to be subject to, the restrictions set forth in this Section 10.11(b) contravenes or Conflicts with such Person’s Organizational Documents or any Contractual Obligation, in existence as the date hereof, or entered into after the date hereof in the ordinary course of business, or Requirement of Law applicable to such Person or any of its Properties; provided further if no Event of Default has occurred and is continuing or would occur as a result thereof, the Guarantor has a Guarantor Leverage Ratio less than 2.50:1.00 for the previous 12 months and the Consolidated Net Worth is not less than $50,000,000 for the previous 12 months (provided that if the Guarantor or any of its Subsidiaries completes any acquisition, strategic transaction or consolidation, then the Consolidated Net Worth for any previous 12-month period shall be calculated on a pro forma basis to reflect the combined entity after such acquisition, strategic transaction or consolidation), the Guarantor, the Company or any Subsidiary may make Restricted Payments up to an amount equal to 30% of the Consolidated Net Income of the Guarantor for the previous 12 months provided that any such Restricted Payment shall not cause the Consolidated Net Worth of the Guarantor to fall below $50,000,000.”

Section 1.05 A new Section 10.12 to the Indenture is inserted as follows:

“SECTION 10.12 Inspections

Taberna Capital Management LLC shall have the right, upon not less than three (3) Business Days prior written notice to the Company to have representatives and agents of Taberna Capital Management LLC to visit and inspect, at such reasonable time during normal business hours as stated in such notice, any of the Guarantor’s, the Company’s and the Management Company’s properties, to examine their respective corporate, financial and operating records, and make abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors and officers, all (unless an Event of Default has occurred and is then continuing) at the expense of Taberna Capital Management LLC (which expense shall not be reimbursable by any of the Guarantor, the Company, the Management Company or any of their respective Subsidiaries); provided that Taberna Capital Management LLC may not exercise their rights under this Section 10.12 (which shall include where Taberna Capital Management LLC has exercised such similar rights pursuant to the Other Indentures) more than once in any fiscal quarter of the Guarantor, unless an Event of Default is continuing, in which case Taberna Capital Management LLC may do any of the foregoing at the expense of the Guarantor, the Company or the Management Company at any reasonable time during normal business hours and as often as may reasonably be desired.”

Section 1.06 Schedule 1 to this Supplemental Indenture is inserted as a new Schedule B after Schedule A in the Indenture.

ARTICLE II
MISCELLANEOUS

Section 2.01 By execution of this Supplemental Indenture, each of the Administrative Trustees, on behalf of Deerfield Capital Trust I (formerly Deerfield Triarc Capital Trust I), as Holder of 100% in aggregate principal amount of the Outstanding Securities and each of Taberna Preferred Funding III, Ltd., as Holder of 50% in aggregate Liquidation Amount of the outstanding Preferred Securities (“TPF III”) and Taberna Preferred Funding V, Ltd., as Holder of 50% in aggregate Liquidation Amount of the outstanding Preferred Securities (“TPF V”), hereby in accordance with Section 9.2 of the Indenture, (a) consents to the Trustee and the Company executing and delivering this Supplemental Indenture, (b) directs the Trustee to execute and deliver this Supplemental Indenture and (c) agrees to and does hereby release the Trustee for any action taken or to be taken by the Trustee in connection with its execution and delivery of this Supplemental Indenture and for any liability or responsibility arising in connection herewith. Each of TPF III and TPF V hereby in accordance with Section 9.2 of the Indenture, (a) directs the Administrative Trustees and the Property Trustee to execute and deliver this Supplemental Indenture and (b) agrees to and does hereby release the Administrative Trustees and the Property Trustee for any action taken or to be taken by the Administrative Trustees and the Property Trustee, respectively, in connection with their execution and delivery of this Supplemental Indenture and for any liability or responsibility arising in connection herewith.

Section 2.02 The Trustee accepts the trust in this Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.03 Except as hereby expressly modified, the Indenture and the Securities issued thereunder are ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04 This Supplemental Indenture shall become effective only upon the Trustee’s receipt of a counterpart of this Supplemental Indenture duly executed by the Company and the Trustee.

Section 2.05 The Company agrees to pay (a) reasonable attorneys’ fees and disbursements of Taberna Capital Management, LLC, the holders of the Preferred Securities and the Trustee; (b) an aggregate fee to the Holders and the holders of the trust preferred securities under the Related Supplemental Indentures of $250,000 on the date of this Supplemental Indenture; and (c) an additional aggregate fee to the Holders and the holders of the trust preferred securities under the Related Supplemental Indentures of $250,000 on or, at the election of the Company in its absolute discretion, before the first anniversary of the date of this Supplemental Indenture, each in connection with this Supplemental Indenture and each Related Supplemental Indenture.

Section 2.06 This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument. The executed counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed original copies.

Section 2.07 The laws of the State of New York shall govern this Supplemental Indenture without regard to the conflict of law principles thereof.

Section 2.08 In the event of any inconsistency between the terms and provisions of this Supplemental Indenture and the Indenture, the terms and provisions of this Supplemental Indenture shall prevail.

Section 2.09 For the purposes of entry by TPF III and TPF V into this Supplemental Indenture only, the Company represents and warrants to Taberna Capital Management LLC that it reasonably believes that no consent is required from the holders of the Seller Notes in respect of the entry by the Company and its Affiliates into this Supplemental Indenture.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

DEERFIELD CAPITAL LLC,
as Company

By: /s/ Francis P. Straub III
Name: Francis P. Straub III
Title: CFO

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Bill Marshall
Name: Bill Marshall
Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

as Property Trustee
(as to Section 2.01 only)

By: /s/ Bill Marshall
Name: Bill Marshall
Title: Vice President

DEERFIELD CAPITAL TRUST I
(as to Section 2.01 only)

By: /s/ Francis P. Straub III
Name: Francis P. Straub III
Title: Administrative Trustee

Attest: /s/ Jennifer Straub
By: Jennifer Straub

TABERNA PREFERRED FUNDING III, LTD.
(as to Section 2.01 only)

By: /s/ Mora Goddard
Name: Mora Goddard
Title: Director

Attest: /s/ Azandra Whittaker
By: Senior SPV Administrator

TABERNA PREFERRED FUNDING V, LTD.
(as to Section 2.01 only)

By: /s/ Mora Goddard
Name: Mora Goddard
Title: Director

Attest: /s/ Azandra Whittaker
By: Senior SPV Administrator